Press release
For immediate release
November 7 2006

DRILLING AT CORVET EST
UP TO 10.10 g/t Au /5.2 m IN WEST EXTENSION OF MARCO ZONE

Virginia Mines Inc. (“Virginia”) and partner Goldcorp Inc. (“Goldcorp”) wish to report the results from the most recent drilling program carried out on the CorvetEst property (100% Virginia), located south of LG-4, Quebec Middle North. The CorvetEst property is subject to an agreement by which Goldcorp may acquire a 50% interest in the property in return for payments totalling CA$90,000 and $4 million in exploration work over a 5-year period. As of today Goldcorp has met or exceeded all its annual contractual commitments.

The two-phase drilling program included 17 holes for a total of 4,325 metres. Most of the drilling was aimed at testing the Marco zone, a plurimetric to decametric gold structure comprising several zones of finely disseminated sulphides (up to 10% arsenopyrite -pyrite-pyrrhotite), associated with microcline-tourmaline-garnet-biotite-magnetite alteration within felsic volcanics. Drilling confirmed the extension towards the west of the Marco zone where many economic intersections were obtained by drilling down to a vertical depth of 350 metres . Best results include 10.10 g/t Au over 5.2 m (CE-05-44), 3.96 g/t Au over 7.75 m (CE-06-52), 4.78 g/t Au over 5.0 m (CE-06-53), 14.73 g/t Au over 1.9 m (CE-06-54) and 3.17 g/t Au over 2.8 m (CE-06-47). Driling also produced many other anomalous to sub-economic intersections over metric widths within the Marco zone. These results are very promising as a new lens of economic interest seems to take shape in the west extension of the M arco zone. This lens is confirmed to a vertical depth of 350 metres and remains open laterally and at depth. The Marco zone currently generates drilling gold values over a lateral distance of more than 1400 metres.

Virginia and partner Goldcorp are very pleased with these results. They plan to continue the evaluation of the Marco zone by drilling during the winter of 2007.

Complete results from the drilling program are reported in the annexed table. A longitudinal section of the Marco zone as well as a surface plan are also available on the company’s website (www.virginia.qc.ca)

Work is carried out by the personnel of Services Techniques Geonordic, under the supervision of Geological Engineer, Paul Archer. He is a qualified person (as defined by National Instrument 43-101) and cumulates more than 20 years of experience in exploration.

In 2004 Virginia has set up an Analytical Quality Assurance Program to control and assure the analytical quality of assays in its gold exploration. This program includes the systematic addition of blank samples and certified standards to every batch samples sent for analysis at commercial laboratories. Blank samples are used to check for possible contamination in laboratories while certified standards determine the analytical accuracy and precision.

Assay samples, coming from core halves varying in length from 0.5 to 1.5 meter are sent for assaying to Laboratoire Expert Inc. in Rouyn-Noranda. Samples are assayed by fire-assay followed by atomic absorption according to industry standards. Repeats are carried out by fire-assay followed by gravimetry on each sample containing 500 ppb gold or more.

About Goldcorp
Goldcorp is North America's third largest gold producer and is one of the world's lowest cost and fastest growing multi-million ounce gold producers with mining operations throughout the Americas and Australia. Second quarter earnings in 2006 nearly doubled to US$190 million from the previous year with operating cash flows of $240 million. Cash flows are expected to increase as the company includes the results of operations from its four recently acquired operating mines in Canada and Chile, and its recently completed acquisition of Glamis Gold Ltd. Goldcorp does not hedge its gold production.

About Virginia
Virginia is among the most active mining exploration companies in Quebec with a working capital of $44,634,698 as of August 31, 2006, and 26,373,198 shares issued and outstanding as of October 31, 2006. Virginia trades on the Toronto Stock Exchange (TSX) under the ticker symbol VGQ. Virginia concentrates its activities on its numerous properties that are spread over the vast unexplored regions of northern Quebec.

VIRGINIA MINES INC. CORVET EST PROPERTY Drill results Marco Zone

Hole	Line	Station	Azimuth	Dip	Length (m)	From	To	Length (m)		g/t Au
CE-05-39	20+00E	12+00N	210	-55	365	262,0	269,3	7,30	(5.84)	2,10
						283,6	284,6	1,00	(0.80)	5,01
CE-05-40	18+50E	10+75N	211	-50	173	63,0	64,0	1,00	(0.80)	0,99
						80,5	81,5	1,00	(0.80)	1,05
						83,0	84,0	1,00	(0.80)	1,44
						112,0	113,0	1,00	(0.80)	1,44
						120,0	121,0	1,00	(0.80)	1,03
						155,45	157,4	1,95	(1.56)	3,86
CE-05-41	21+50E	10+90N	208	-50	173	132,5	133,5	1,00	(0.80)	1,23
						138,5	139,5	1,00	(0.80)	1,30
CE-05-43	17+00E	10+07N	210	-50	137	2,7	5,0	2,30	(1.84)	8,39
						114,0	116,0	2,00	(1.60)	1,22
CE-05-44	18+50E	11+50N	215	-50	290	142,0	143,0	1,00	(0.80)	3,02
						148,0	149,0	1,00	(0.80)	4,18
						168,0	170,5	2,50	(2.00)	2,75
						171,5	172,25	0,75	(0.60)	1,65
						174,0	175,0	1,00	(0.80)	2,54
						189,0	190,0	1,00	(0.80)	1,03
						201,0	202,0	1,00	(0.80)	3,98
						205,0	206,0	1,00	(0.80)	1,92
						216,0	217,0	1,00	(0.80)	1,10
						251,8	257,0	5,20	(4.16)	10,10
CE-05-45	30+25E	9+28N	210	-60	107	66,0	67,0	1,00	(0.80)	3,09
						75,0	76,0	1,00	(0.80)	2,98
						80,0	82,0	2,00	(1.60)	2,88
CE-06-46	16+00E	10+50N	210	-50	206	125,0	126,0	1,00	(0.80)	0,99
						127,0	128,0	1,00	(0.80)	0,72
CE-06-47	18+00E	11+75N	210	-62	341	312,0	314,8	2,80	(2.24)	3,17
CE-06-48	23+00E	11+45N	210	-50	239	185,0	186,0	1,00	(0.80)	3,26
						191,0	192,0	1,00	(0.80)	2,74
CE-06-49	27+00E	11+75N	210	-65	329	286,5	288,5	2,00	(1.60)	1,43
CE-06-52	19+00E	12+14N	210	-60	359	250,3	258,0	7,75	(6.20)	3,96
CE-06-53	19+00E	12+14N	210	-72	458	337,0	342,0	5,00	(4.00)	4,78
CE-06-54	20+00E	12+15N	210	-72	418	389,0	390,9	1,90	(1.52)	14,73

Other zones

Hole	Line	Station	Azimuth	Dip	Length (m)	From	To	Length (m)		g/t Au
CE-05-38	34+00E	9+12N	222	-50	133	102,0	103,0	1,00	(0.80)	0,45
CE-05-42	7+70E	0+00	210	-45	107	95,0	96,0	1,00	(0.80)	1,54
						98,0	99,0	1,00	(0.80)	3,09
CE-06-50	27+00E	8+48N	210	-50	269	LV = low value
CE-06-51	5+25E	2+00N	210	-45	221	152,8	153,3	0,50	(0.40)	1,92
						192,0	193,0	1,00	(0.80)	1,58
						219,0	220,0	1,00	(0.80)	1,71
						(2.5) = True thickness

FOR MORE INFORMATION, PLEASE CONTACT: Andre Gaumond, President, Paul Archer, V-P Exploration or Amelie Laliberte, Investor Relations.

200-116 St-Pierre Québec, QC G1K 4A7 Canada	www.virginia.qc.ca mines@virginia.qc.ca	Tel. 800-476-1853 Tel. 418-694-9832 Fax 418-694-9120

This press release may contain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in Virginia's periodic reports including the annual report on Form 40-F filed with the U.S. Securities and Exchange Commission. Virginia undertakes no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events